Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces 2008 Financial Results and 2009 Outlook

ANN ARBOR, Michigan, February 24, 2009: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2008, each ended December 28, 2008. Net income in the fourth quarter was $11.0 million, with domestic same store sales down 3.0% and international same store sales up 4.5%. This marked the 60th consecutive quarter (the 15th year) of International same store sales growth. The International division has grown to comprise over 40% of our global retail sales, and over 30% of the Company’s consolidated income from operations in 2008.

Fourth Quarter and Fiscal 2008 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2008	Fourth Quarter of 2007	Fiscal 2008	Fiscal 2007
Net income	$11.0	$16.2	$54.0	$37.9

Weighted average diluted shares	57,101,782	61,900,133	58,339,535	63,785,124

Diluted earnings per share, as reported	$0.19	$0.26	$0.93	$0.59
Items affecting comparability (see section below)	$—	$(0.06)	$(0.18)	$0.44

Diluted earnings per share, as adjusted	$0.19	$0.21	$0.75	$1.03

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Diluted EPS was $0.19 on an as reported and as adjusted basis for the fourth quarter, down $0.07 from the as reported prior year period. However, excluding items affecting comparability from the prior year period, diluted EPS declined $0.02, primarily due to lower operating income from domestic operations and the negative impact of foreign currency. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Global Retail Sales were up 2.7% in the fourth quarter and up 2.4% for the year, excluding foreign currency translation impacts. This was driven by strong International same store sales and store growth.

	Fourth Quarter of 2008	Fiscal 2008
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(2.2)%	(2.2)%
Domestic franchise stores	(3.1)%	(5.2)%

Domestic stores	(3.0)%	(4.9)%

International stores	+4.5%	+6.2%

Global retail sales growth: (versus prior year period)
Domestic stores	(3.9)%	(4.7)%
International stores	(5.7)%	+10.3%

Total	(4.7)%	+1.4%

Global retail sales growth: (versus prior year period and excluding foreign currency translation impacts)
Domestic stores	(3.9)%	(4.7)%
International stores	+11.1%	+12.8%

Total	+2.7%	+2.4%

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Domino’s Pizza: FY08 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 7, 2008	512	4,574	5,086	3,640	8,726
Openings	2	50	52	118	170
Closings	(3)	(88)	(91)	(32)	(123)
Transfers	(22)	22	—	—	—

Store count at December 28, 2008	489	4,558	5,047	3,726	8,773

Fourth quarter 2008 net growth	(23)	(16)	(39)	86	47

Fiscal 2008 net growth	(82)	(26)	(108)	257	149

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “Throughout 2008, we battled many external challenges while laying the groundwork for better future results. I have mixed feelings about our overall results. I am disappointed with our domestic sales performance and the pressure this created on our short-term profits. However, I am excited about the aggressive steps we have taken to improve our franchise system, expand our menu and lunch day-part, and strengthen our marketing. And, our International business continues to expand and grow. The current economic crisis has been challenging and at times, painful. However, I am convinced we will come out of this a stronger brand, stronger system of stores, and a stronger company.”

Brandon continued, “As it relates to the current situation, there seems to be no consensus on where the general economy is going, making forecasting riskier than ever before. Our plan is to protect and strengthen our business in 2009. We will make decisions with a long-term view, while executing a conservative 2009 budget plan. We are well positioned to protect our Company, our balance sheet and retain our talented team members as we face the challenges that will continue in our domestic economy.”

Conference Call Information

The Company plans to file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its fiscal 2008 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 66295847. The web cast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the fourth quarter of 2008, the Company repurchased and retired 136,600 shares (resulting in a total share repurchase for 2008 of nearly 3.4 million shares) of its common stock under its open market share repurchase program. Total costs for share repurchases in the fourth quarter were approximately $1.8 million, or an average price of $13.49 per share. The total costs for share repurchases in 2008 were approximately $42.9 million, with an average price of $12.73 per share.

The Company has used approximately 49% of the total amount authorized under its open market share repurchase program and has approximately $102.7 million remaining under the previously approved $200.0 million plan.

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Domino’s Pizza: FY08 Earnings Release, Page Three

Sale of Certain Company-Owned Stores

During the first quarter of 2008, the Company announced it had agreements in place to sell certain Company-owned stores in California and Georgia in a series of transactions primarily with current franchisees. During the fourth quarter of 2008, the Company completed the sale of the four remaining California stores, bringing the year-to-date total to 63 stores in California and Georgia. Separately, the Company sold all 17 Company-owned stores in Washington during the fourth quarter to a current franchisee. Additionally, the Company sold one store each in Tennessee and Minnesota during fiscal 2008. In connection with the sale of these 82 stores, the Company recognized a pre-tax gain of approximately $1.3 million and $14.2 million in the fourth quarter and fiscal 2008, respectively. These pre-tax gains were recorded in general and administrative expense.

Items Affecting Comparability

The Company’s reported financial results for the fourth quarter and fiscal 2008 are not comparable to the reported financial results in the prior year periods. The table below presents certain items that affect comparability between our 2008 and 2007 financial results. Management believes that including such information is important to the understanding of our financial results for the fourth quarter and fiscal 2008 as compared to the same periods in 2007 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company’s 2007 recapitalization had a significant impact on ongoing interest expense as a result of higher debt levels. This also impacts comparability to fiscal 2007. The increase in ongoing interest expense resulted in a decrease in diluted EPS of approximately $0.17 in fiscal 2008 versus fiscal 2007. Separately, in the fourth quarter of 2008 the Company recorded a $1.1 million income tax benefit related to differences in the Company’s income tax payable that accumulated over a number of prior years. This income tax adjustment resulted in an increase in diluted EPS of approximately $0.02 in the fourth quarter and fiscal 2008 periods versus the comparable periods in 2007.

	Fourth Quarter			Full Year
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2008 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$1,254	$790	$0.01	$14,223	$8,571	$0.15
Tax reserve reversals (2)	20	133	0.00	1,011	3,424	0.06
Deferred financing fee write-off (3)	(1,278)	(805)	(0.01)	(1,278)	(805)	(0.01)
Separation expenses (4)	—	—	—	(1,445)	(867)	(0.01)

Total of 2008 items	$(4)	$118	$0.00	$12,511	$10,323	$0.18

2007 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (5)	$—	$—	$—	$(2,873)	$(1,781)	$(0.03)
Additional interest income on recapitalization funds (6)	(1,175)	(1,175)	(0.02)	1,457	1,457	0.02
Additional interest expense (7)	—	—	—	(33,878)	(21,005)	(0.33)
Premium on bond extinguishment (8)	—	—	—	(13,294)	(8,242)	(0.13)

Total recapitalization expenses	(1,175)	(1,175)	(0.02)	(48,588)	(29,571)	(0.46)

Legal expenses (9)	—	—	—	(5,000)	(3,100)	(0.05)
Gain on sale of corporate aircraft	1,792	1,111	0.02	1,792	1,111	0.02
Tax reserve reversals (10)	803	3,532	0.06	803	3,532	0.06

Total of 2007 items	$1,420	$3,468	$0.06	$(50,993)	$(28,028)	$(0.44)

(1)	The gain recognized relates to the sale of 82 Company-owned stores in California, Georgia, Washington, Tennessee and Minnesota in fiscal 2008 including 22 Company-owned stores in California, Washington and Minnesota in the fourth quarter of 2008.
(2)	Represents $0.1 million and $2.8 million of income tax benefit in the fourth quarter and fiscal 2008, respectively, and $1.0 million ($0.6 million after-tax) of contra interest expense in fiscal 2008 relating to required FIN 48 tax reserve reversals due to outcomes of related state tax matters.

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Domino’s Pizza: FY08 Earnings Release, Page Four

(3)	Represents the write-off of deferred financing fees in connection with the $90.0 million reduction of the variable funding notes resulting from the bankruptcy of one of the Company’s variable funding notes providers.
(4)	Represents separation and related expenses incurred in connection with a previously announced restructuring action and other staffing reduction costs related to the sale of Company-owned stores in California.
(5)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders and legal and professional fees incurred in connection with the 2007 recapitalization, including the tender offers for Domino’s Pizza, Inc. common stock and Domino’s, Inc. senior subordinated notes due 2011.
(6)	Includes tax-exempt interest income that was earned on funds received in connection with the 2007 recapitalization prior to disbursement of the funds. The Company recorded an estimated $2.6 million of interest income in the second quarter of 2007. The Company adjusted this amount by $1.2 million in the fourth quarter of 2007 to reflect the income earned during the year.
(7)	Includes the write-off of deferred financing fees and bond discount related to extinguished debt as well as net expense incurred in connection with the settlement of interest rate derivatives.
(8)	Represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011.
(9)	Represents expenses incurred in connection with certain legal matters in California.
(10)	Represents $3.0 million of income tax benefit and $0.8 million ($0.5 million after-tax) of contra interest expense, both relating to required FIN 48 state tax reserves reversals due to the favorable outcomes of related state tax matters.

2009 Outlook

The Company does not provide quarterly or annual earnings estimates or guidance, but management has regularly provided their view of the long-range growth rates the Company will achieve and reaffirms that long-range view. However, in these uncertain economic times in the domestic economy, the Company has made the following set of assumptions for 2009:

•	Flat domestic same store sales,

•	Net negative domestic store growth,

•	Targeted general and administrative investments,

•	Lower commodity costs and the benefit of a 53rd week,

•	Capital expenditures at the lower end of the stated $20 million to $30 million range estimate,

•	Significant negative impact on royalties from foreign currency movements, and

•	Net positive international store growth, resulting in global net store growth in the 175 to 225 range.

Long Range Outlook

The following long range outlook does not constitute specific earnings guidance, but management believes these ranges to be appropriate and achievable over the long term.

Year-Over-Year Growth
Domestic same store sales	1% – 3%
International same store sales	3% – 5%
Net units	200 –250
Global retail sales	4% – 6%

Liquidity

As of December 28, 2008, the Company had:

•	$1.7 billion in total debt,

•	$45.4 million of unrestricted cash and cash equivalents,

•	total borrowings available under its variable funding notes (“VFN”) of $60.0 million,

•	letters of credit issued under the VFN of $37.0 million, resulting in

•	$23.0 million readily available for borrowing under the VFN.

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Domino’s Pizza: FY08 Earnings Release, Page Five

During the fourth quarter of 2008, one of the Company’s VFN providers (the “Primary VFN Provider”) declared bankruptcy. As a result of the Primary VFN Provider’s bankruptcy, the Company’s ability to draw upon the VFN was reduced. Under the existing terms of the VFN, the Primary VFN Provider’s share was $90.0 million. As a result of the Primary VFN Provider’s non-performance under the existing agreement, the Company’s availability under the VFN was reduced to $60.0 million, of which $37.0 million is currently committed under pre-existing letters of credit. These letters of credit primarily relate to our insurance programs and supply chain center leases. The maximum amount of borrowings under this scenario available to the Company under the VFN is approximately $23.0 million.

As a result of the reduction in the VFN, the Company wrote-off approximately $1.3 million of deferred financing fees to interest expense during the fourth quarter of 2008. The Company has historically funded its working capital requirements, capital expenditures, debt repayments and share repurchases primarily from its cash flows from operations and when necessary, its available borrowings under the VFN. Management believes its current unrestricted cash and cash equivalents balance and its expected ongoing cash flow from operations is sufficient to fund operations for the foreseeable future.

The Company’s cash borrowing rate for the fourth quarter of 2008 was 6.1%. The Company incurred $19.4 million in capital expenditures during fiscal 2008 versus $42.4 million during 2007. The decrease was due primarily to the purchase of a corporate aircraft following the sale of a previously owned aircraft in 2007.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $55.8 million in fiscal 2008.

(in thousands)	Fiscal 2008
Net cash provided by operating activities (as reported)	$75,257
Capital expenditures (as reported)	(19,411)

Free cash flow	$55,846

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available for working capital needs or to be used for de-levering, making acquisitions, repurchasing shares or similar uses of cash.

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Domino’s Pizza: FY08 Earnings Release, Page Six

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,773 franchised and Company-owned stores in the United States and 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.5 billion in 2008, comprised of nearly $3.1 billion domestically and over $2.4 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominosbiz.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relate to future events or our future financial performance and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new stores and keep existing stores in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions, including interest rates, energy prices and weakening consumer confidence; availability of borrowings under our variable funding notes and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 28, 2008. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: FY08 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	December 28, 2008	% of Total Revenues	December 30, 2007	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$101,836		$116,959
Domestic franchise	46,987		47,571
Domestic supply chain	237,501		237,258
International	41,843		44,154

Total revenues	428,167	100.0%	445,942	100.0%

Cost of sales:
Domestic Company-owned stores	85,831		95,964
Domestic supply chain	214,907		217,947
International	18,682		20,042

Total cost of sales	319,420	74.6%	333,953	74.9%

Operating margin	108,747	25.4%	111,989	25.1%

General and administrative	56,856	13.3%	55,872	12.5%

Income from operations	51,891	12.1%	56,117	12.6%

Interest expense, net	35,736	8.3%	34,593	7.8%

Income before provision for income taxes	16,155	3.8%	21,524	4.8%

Provision for income taxes	5,129	1.2%	5,348	1.2%

Net income	$11,026	2.6%	$16,176	3.6%

Earnings per share:
Common stock – diluted	$0.19		$0.26

Domino’s Pizza: FY08 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
	December 28, 2008	% of Total Revenues	December 30, 2007	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$357,703		$394,585
Domestic franchise	153,858		158,050
Domestic supply chain	771,106		783,330
International	142,447		126,905

Total revenues	1,425,114	100.0%	1,462,870	100.0%

Cost of sales:
Domestic Company-owned stores	298,857		317,730
Domestic supply chain	699,669		710,894
International	63,327		55,392

Total cost of sales	1,061,853	74.5%	1,084,016	74.1%

Operating margin	363,261	25.5%	378,854	25.9%

General and administrative	168,231	11.8%	184,944	12.6%

Income from operations	195,030	13.7%	193,910	13.3%

Interest expense, net	112,160	7.9%	125,057	8.6%
Other	—	—	13,294	0.9%

Income before provision for income taxes	82,870	5.8%	55,559	3.8%

Provision for income taxes	28,899	2.0%	17,677	1.2%

Net income	$53,971	3.8%	$37,882	2.6%

Earnings per share:
Common stock – diluted	$0.93		$0.59

Domino’s Pizza: FY08 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 28, 2008	December 30, 2007
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$45,372	$11,344
Restricted cash and cash equivalents	78,871	80,951
Accounts receivable	69,390	68,446
Inventories	24,342	24,931
Advertising fund assets, restricted	20,377	20,683
Other assets	15,899	20,527

Total current assets	254,251	226,882

Property, plant and equipment, net	108,430	122,890

Other assets	101,113	123,392

Total assets	$463,794	$473,164

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$340	$15,312
Accounts payable	56,906	60,411
Advertising fund liabilities	20,377	20,683
Other accrued liabilities	71,931	79,102

Total current liabilities	149,554	175,508

Long-term liabilities:
Long-term debt, less current portion	1,704,444	1,704,771
Other accrued liabilities	34,419	43,024

Total long-term liabilities	1,738,863	1,747,795

Total stockholders’ deficit	(1,424,623)	(1,450,139)

Total liabilities and stockholders’ deficit	$463,794	$473,164

Domino’s Pizza: FY08 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	December 28, 2008	December 30, 2007
(In thousands)
Cash flows from operating activities:
Net income	$53,971	$37,882
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	28,377	31,176
Gains on sale/disposal of assets	(13,752)	(766)
Amortization of deferred financing costs, debt discount and other	11,103	38,612
Provision (benefit) for deferred income taxes	2,046	(5,564)
Non-cash compensation expense	9,059	8,405
Other	7,714	2,358
Changes in operating assets and liabilities	(23,261)	(27,915)

Net cash provided by operating activities	75,257	84,188

Cash flows from investing activities:
Capital expenditures	(19,411)	(42,415)
Proceeds from sale of assets	28,874	13,354
Change in restricted cash and cash equivalents	2,080	(80,951)
Other	549	543

Net cash provided by (used in) investing activities	12,092	(109,469)

Cash flows from financing activities:
Purchase of common stock	(42,976)	(54,548)
Common stock dividends and equivalents	—	(896,972)
Proceeds from issuance of long-term debt	3,000	2,524,938
Repayments of long-term debt and capital lease obligation	(18,312)	(1,547,201)
Cash paid for financing costs	(278)	(60,337)
Tax benefit from stock options	272	22,113
Other	4,763	10,393

Net cash used in financing activities	(53,531)	(1,614)

Effect of exchange rate changes on cash and cash equivalents	210	17

Change in cash and cash equivalents	34,028	(26,878)

Cash and cash equivalents, at beginning of period	11,344	38,222

Cash and cash equivalents, at end of period	$45,372	$11,344

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